Exhibit 99.1

Transocean Inc. Commences Tender Offer for Its 6.625% Notes Due 2011

HOUSTON, Jul 14, 2005 (BUSINESS WIRE) — Transocean Inc. (NYSE: RIG) announced that it has commenced a tender offer today for any and all of its outstanding 6.625% Notes due April 15, 2011.

Under the terms of the offer, Transocean will purchase these outstanding Notes at a purchase price determined by reference to a fixed spread of 40 basis points or 0.40% over the yield to maturity based on the bid side price of the U.S. Treasury 5% Bond due February 15, 2011 as measured at 2:00 P.M., New York City time, on July 21, 2005, plus accrued and unpaid interest up to the date of payment of such purchased Notes. The offer will expire at 5:00 P.M., New York City time, on July 21, 2005, unless the offer is extended or earlier terminated. Payment for tendered Notes will be paid for in same-day funds promptly following the expiration of the offer. It is expected that payment will be made on July 22, 2005. Transocean intends to use existing cash balances on hand to pay for all such Notes purchased pursuant to the offer.

Credit Suisse First Boston LLC will act as Dealer Manager for the offer. The Information Agent is Global Bondholder Services Corporation, and the Depositary is The Bank of New York. Persons with questions regarding the offer should contact the Dealer Manager toll-free at 800-820-1653 or collect at 212-538-0652 or the Information Agent at 212-430-3774 or 866-477-3700.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is made only by the Offer to Purchase dated July 14, 2005.

Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 92 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 24 Other Floaters, 25 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $18 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

SOURCE: Transocean Inc.

Transocean Inc.
Analyst Contact:
Jeffrey L. Chastain, 713-232-7551
or
Media Contact:
Guy A. Cantwell, 713-232-7647